Exhibit 3.63

CERTIFICATE OF INCORPORATION

OF

MULTI-CARE INTERNATIONAL, INC.

TO:	The Secretary of State

State of New Jersey

THE UNDERSIGNED, Being of full age, for the purpose of forming a corporation pursuant to the provisions of Title 14A Corporations, General, of the New Jersey Statutes, does hereby execute the following Certificate of Incorporation:

FIRST: The name of the corporation is

MULTI-CARE INTERNATIONAL, INC.

SECOND: The purpose or purposes for which the corporation is organized are:

To do any lawful act or thing for which the corporations may be organized pursuant to the provisions of Title 14A, Corporations, General, of the New Jersey Statutes.

THIRD: To the full extent that the laws of the State of New Jersey, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination or the liability of Directors or officers, no Director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholder, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person or an improper personal benefit. Neither the amendment or repeal of this Article which is inconsistent with this Article shall apply to or have any effect on the liability or alleged liability of any Director or officer of the Corporation for or with respect to any act or omission of such Director or officer occurring prior to such amendment, repeal or adoption.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is:

1,000 Shares without nominal or par value

FIFTH: The address of the corporation’s initial registered office is 481 Route 79, Second Floor, Morganville, New Jersey, 07751 and the name of the corporation’s initial registered agent at such address is Christine Suarez-Loures, Esq.

SIXTH: The number of directors constituting the initial Board of Directors shall be one (1) and the names and addresses of the directors are as follows:

Gary F. Loures	481 Route 79, Second Floor
Morganville, NJ 07751

SEVENTH: The name and address of the incorporator is as follows:

Christine Suarez-Loures, Esq.

481 Route 79, Second Floor

Morganville, NJ 07751

IN WITNESS THEREOF, the undersigned, the incorporator of the above named corporation, has signed this Certificate of Incorporation on the 19th day of September, 1991.

/s/ Christine Suarez-Loures, Esq.
Christine Suarez-Loures, Esq.